Exhibit No. 12.

Questar Pipeline Company and Subsidiaries
Ratio of Earnings to Fixed Charges
(Unaudited)

                                                12 months ended June 30,
                                                    2000        1999
                                                (Dollars in Thousands)
Earnings

Income (loss) before income taxes                  ($12,985)    $43,782
Plus debt expense                                    18,342      15,737
Plus allowance for borrowed
   funds used during construction                     2,796       1,821
Plus interest portion of rental expense                 273         285
                                                     $8,426     $61,625

Fixed Charges

Debt expense                                        $18,342     $15,737
Plus allowance for borrowed
   funds used during construction                     2,796       1,821
Plus interest portion of rental expense                 273         285
                                                    $21,411     $17,843

Ratio of Earnings to Fixed Charges                     0.39        3.45

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